SGI Reports Preliminary Financial Results for Second Quarter of Fiscal 2016 and Announces Second Quarter of Fiscal 2016 Conference Call Information

MILPITAS, CA -- (Marketwired - January 11, 2016) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics, and data management, today reported preliminary financial results for its second quarter fiscal 2016 ended December 25, 2015. Based on preliminary data, management expects second quarter revenue to be in the range of $150 to $152 million, and non-GAAP earnings per share to be in the range of $0.12 to $0.14.

"The second quarter saw a return to non-GAAP profitability as both top and bottom line results exceeded our expectations." said Jorge Titinger, President and CEO. "We continue to make significant progress in our HPDA business and are very excited about our most recent and largest win in weather, part of the earth sciences vertical."

The Company has not yet fully completed its second quarter fiscal 2016 financial review process and related assessments. Accordingly, the results reported in this press release are preliminary and therefore subject to change.

Expected GAAP net loss per share         $(0.02) to $(0.03)
Plus adjustments*                          $0.15 to $0.16
Expected non-GAAP earnings per share       $0.12 to $0.14

* The adjustments include estimated share-based compensation expense, restructuring and severance costs, intangibles amortization and other non-recurring items.

SGI's second quarter fiscal 2016 financial results conference call is scheduled to take place on Wednesday, January 27, 2016 at 1:30 p.m. PT (4:30 p.m. ET). A live webcast of the company's earnings conference call will be available simultaneously on the Investor Relations section of the company's website at investors.sgi.com. A replay of the webcast will also be available approximately two hours after the conclusion of the conference call and will remain available until next quarter.

The earnings conference call can also be accessed by dialing (888) 463-5422 (toll-free) or (970) 315-0484 (international) and entering the confirmation code: 17957979. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing (855) 859-2056 (toll-free) or (404) 537-3406 (international) and entering the confirmation code: 17957979.

About SGI

SGI is a global leader in high performance solutions for compute, data analytics and data management that enable customers to accelerate time to discovery, innovation and profitability. Visit sgi.com for more information.

Connect with SGI on Twitter (@sgi_corp), YouTube (youtube.com/sgicorp), Facebook (facebook.com/sgiglobal) and LinkedIn (linkedin.com/company/sgi).

Forward Looking Statements

The statements made in this press release regarding preliminary second quarter fiscal 2016 financial results, including expected revenue and non-GAAP earnings per share, are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are based on estimates and assumptions made by management and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements due to a number of factors, including, but not limited to the following: substantial sales to U.S. government entities, which are subject to the government's budgetary constraints; customer concentration risks; fluctuations in the buying patterns and sizes of customer orders from one quarter to the next; increased competition causing SGI to sell products or services at lower margins than expected; lengthy acceptance cycles of SGI's products by certain customers and their effects on SGI's revenue and liquidity; development or product delivery delays, delays in obtaining necessary components from suppliers or delays in customer acceptance once products are delivered; the addition of new customers or loss of existing customers; unexpected changes in the price for, and the availability of, components from SGI's suppliers; SGI's ability to enhance its products with new and better designs and functionality; actions taken by competitors, such as new product announcements or introductions or changes in pricing; market acceptance of newer products; and risks related to SGI's term loan. Some of these risks and uncertainties are described in more detail in SGI's most recent Form 10-Q, Form 10-K and other filings with the Securities and Exchange Commission ("SEC") and are available at the SEC's web site at http://www.sec.gov. Forward-looking statements are made based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

Use of Non-GAAP Financial Measures

This press release includes a financial measure that is not determined in accordance with U.S. generally accepted accounting principles ("GAAP"). Non-GAAP earnings per share is not based on any comprehensive set of accounting rules or principles and management exercises judgment in determining which items should be excluded in the calculation of this non-GAAP measure. In addition, this non-GAAP measure may be different from non-GAAP measures used by other companies. While we believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, we believe that non-GAAP measures are valuable in evaluating the company's operating performance and analyzing our business operations. Management may exclude the following items from one or more of non-GAAP measures: (1) share-based compensation; (2) amortization and impairment of intangible assets; (3) restructuring and severance charges; (4) excess and obsolete inventory write-offs; (5) gains or losses on investments; and (6) other non-recurring costs. A reconciliation estimate between GAAP and non-GAAP preliminary financial results is provided in this press release. The preliminary adjustments made should not be construed as an inference that all such adjustments or costs are unusual, infrequent or non-recurring. Investors are advised to carefully review and consider this information as well as the preliminary estimated GAAP financial results that are disclosed in this release and SGI's SEC filings.

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Contact Information:

SGI Investor Relations
Annie Leschin
(415) 775-1788
annie@streetsmartir.com

Ben Liao
(669) 900-8090
bliao@sgi.com